UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 3, 2007 (March 28, 2007)
Retail Ventures, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3241 Westerville Road, Columbus, Ohio	43224

(Address of principal executive offices)	(Zip Code)
(614) 471-4722

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     During a meeting held on March 28, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of Retail Ventures, Inc. (the “Company”) approved increases to the base salaries of certain executive officers of the Company for the year ended February 2, 2008 (the “2007 fiscal year”), approved the distribution of a portion of the discretionary bonus pool for the year ended February 3, 2007 (the “2006 fiscal year”), and approved a grant of Restricted Stock Units (“RSUs”) to an executive officer.
     The Committee approved increases to the base salaries of certain executive officers of the Company for the 2007 fiscal year. Following the approved increases, the annual base salaries for the 2007 fiscal year are as follows: (i) James A. McGrady, Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company — $525,000; (ii) Julia A. Davis, Executive Vice President and General Counsel of the Company — $345,000; and (iii) Steven E. Miller, Senior Vice President and Controller of the Company — $285,000.
     The Committee also approved the distribution of a portion of the discretionary bonus pool of $658,750 established by the Company for the 2006 fiscal year to each of Mr. McGrady — $63,998, Mr. Norden — $46,665, Ms. Davis — $63,332 and Mr. Miller — $83,999 in recognition of significant efforts and services rendered to the Company by such individuals during the 2006 fiscal year relating to, among other things, the issuance of the Premium Income Exchangeable SecuritiesSM and individual achievements related to each executive. All bonuses earned and awarded for the 2006 fiscal year will be paid by August 3, 2007.
     In addition, the Committee approved the grant of 10,000 RSUs to Mr. Miller, effective March 28, 2007. The RSUs vest 50% on March 28, 2009 and 50% on March 28, 2010. On the date of vesting of any RSU, Mr. Miller will receive an amount in cash equal to the fair market value of a share of the Company’s common stock on such vesting date. The RSUs do not contain any voting or dividend rights and may be settled only in cash. In the event that Mr. Miller is terminated for any reason other than for cause during the term of the grant, all RSUs shall vest immediately, in full and in cash.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL VENTURES, INC.

Date: April 3, 2007	By:	/s/ James A. McGrady

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary